Exhibit 99.1

CONTACT:	Victor J. Galan, Chairman of the Board and Chief Executive Officer Vicente Gregorio, Executive Vice President and Chief Financial Officer
PHONE:	(787) 766-8301
FOR RELEASE:	IMMEDIATELY

R&G FINANCIAL ANNOUNCES APPOINTMENT OF NEW PRESIDENT AT ITS R-G PREMIER BANK OF PUERTO RICO SUBSIDIARY

San Juan, Puerto Rico: March 13, 2006 – R&G Financial Corporation (NYSE:RGF) (the “Company”) announced today that José A. Díaz has agreed to join its R-G Premier Bank of Puerto Rico Subsidiary (“Premier Bank”), as its President. Mr. Díaz’s appointment is effective March 20, 2006. Mr. Díaz joins Premier Bank with almost 30 years of experience in the banking industry. Mr. Díaz most recently served as the President and Chief Executive Officer of CitiFinancial Services of PR, Inc., a consumer finance and community-based lending services subsidiary of Citigroup (NYSE:C) with over 80 branches and nearly 1000 employees. From 1993 to 2000, Mr. Díaz was the Executive Vice President-Individual Business, of Banco Santander (NYSE:SAN) with responsibility for the Bank’s consumer portfolio, its mortgage bank’s portfolios and the marketing department. Prior to his tenure at Banco Santander, Mr. Díaz held various positions with The Chase Manhattan Bank and Banco De Ponce. Mr. Díaz received his undergraduate degree in Business Administration – Marketing/Finance from the University of Puerto Rico, his MBA specializing in Finance, from Interamerican University, and his MA specializing in Retail Bank Management, from the University of Virginia.

Mr. Díaz will be replacing Mario Ruiz, who resigned from his position in January 2006.

The Company, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries Premier Bank, R-G Crown Bank, its Florida-based federal savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and R-G Insurance Corporation, its Puerto Rico insurance agency. At December 31, 2005, the Company operated 34 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 63 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier’s banking branches.

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